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                                                                    Exhibit 99.1


Inamed Contacts:
Ilan Reich, President and Co-CEO
Michael J. Doty, Senior Vice President and CFO
(212) 273-3430


               INAMED CORPORATION RECEIVES MERGER INQUIRIES AND
               RETAINS CHASE H&Q TO EVALUATE STRATEGIC OPTIONS


Santa Barbara, California - October 12, 2000 - Inamed Corporation  (Nasdaq NM:
IMDC) announced today that it has recently received inquiries from several companies which are interested in discussing an acquisition of the Company. The Board of Directors has retained Chase H&Q as its investment banker to assist in evaluating acquisition proposals as well as the Company's strategic options.

In light of this development, at this time the Company will not be issuing its strategic plan and financial model. Third quarter earnings will be issued on October 23, and an investor conference call will be held that day.

Inamed is a global surgical and medical device company engaged in the development, manufacturing and marketing of products for the plastic and reconstructive surgery, aesthetic medicine and obesity markets.

Inamed sells a variety of lifestyle products used to make people look younger and more attractive, including breast implants for cosmetic augmentation and collagen-based facial implants to correct facial wrinkles and to improve lip definition. Inamed also sells products which address women's health issues, including breast implants for reconstructive surgery following a mastectomy, and devices which treat severe obesity and urinary incontinence.

This release contains, in addition to historical information, forward-looking statements. Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, those described in the Company's annual report on Form 10-K for the year ended December 31, 1999.

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